Congressional Effect Family of Funds

SUPPLEMENTAL CODE OF ETHICS FOR PRINCIPAL EXECUTIVE & FINANCIAL OFFICERS
As printed in the Trust’s Compliance Manual

I.	Covered Officers/Purpose of the Supplemental Code

This Supplemental Code of Ethics (this “Supplemental Code”) for the Trust applies to the Trust’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer(s) (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Supplemental Code to an appropriate person or persons identified in the Supplemental Code; and

•	accountability for adherence to the Supplemental Code.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest in any material respect interferes with the interests of, or his service to, the Trust.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940 (“Investment Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property, other than shares of beneficial interest of the Trust) with the Trust because of their status as “affiliated persons” of the Trust.  The Trust’s and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Supplemental Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Supplemental Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the investment adviser/administrator of which the Covered Officers are also officers or employees.  As a result, this Supplemental Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the adviser/administrator, or for both), be involved in establishing policies and implementing decisions that may have different effects on the adviser/administrator and the Trust.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the adviser/administrator and is consistent with the performance by the Covered Officers of their duties as officers of the Trust.  Thus, if performed in conformity with the provisions of the

Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.  In addition, it is recognized by the Trust’s Board (“Board”) that the Covered Officers may also be officers or employees of one or more investment companies covered by other Supplemental Codes.

Other conflicts of interest are covered by the Supplemental Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act.  The following list provides examples of conflicts of interest under the Supplemental Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

Each Covered Officer must:

•
not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer to the detriment of the Trust;

•
not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

•	report at least annually any affiliations or other relationships related to conflicts of interest that the Trust’s Trustees and Officers Questionnaire covers.

There are some conflict of interest situations that should always be discussed with the Audit Committee of the Trust if such situations might have a material adverse effect on the Trust.  Examples of these include:

•	service as a trustee on the board of any public company;

•	the receipt of non-nominal gifts;

•
the receipt of entertainment from any company with which the Trust has current or prospective business dealings, including investments in such companies, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

•
any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

•
a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions, including but not limited to certain soft dollar arrangements, or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

•	each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;

•
each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s trustees and auditors, and to governmental regulators and self-regulatory organizations;

•
each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and the adviser/administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Supplemental Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Supplemental Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of the Supplemental Code;

•	not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Audit Committee for the Trust promptly if he knows of any material violation of this Supplemental Code.

The Audit Committee is responsible for applying this Supplemental Code to specific situations in which questions are presented under it and has the authority to interpret this Supplemental Code in any particular situation.  However, any approvals or waivers sought by a Covered Officer will be considered by the Audit Committee.

The Trust will follow these procedures in investigating and enforcing this Supplemental Code:

•
the compliance officer of the investment adviser to the Trust (or such other Trust officer or other investigator as the Audit Committee may from time to time designate) (the “Investigator”), shall take appropriate action to investigate any potential violations reported to him;

•	if, after such investigation, the Investigator believes that no violation has occurred, the Investigator is not required to take any further action;

•	any matter that the Investigator believes is a violation will be reported to the Audit Committee;

•
if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser/administrator or its board; or a recommendation to dismiss the Covered Officer;

•	the Board will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Supplemental Code will, to the extent required, be disclosed as provided by SEC rules.

Any potential violation of this Supplemental Code by the Investigator shall be reported to the Audit Committee and the Audit Committee shall appoint an alternative Trust officer or other investigator to investigate the matter.

V.	Other Policies and Procedures

This Supplemental Code shall be the sole Supplemental Code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Trust, the Trust’s adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Supplemental Code, they are superseded by this Supplemental Code to the extent that they overlap or conflict with the provisions of this Supplemental Code.  The Trust’s and its investment adviser’s and principal underwriter’s Supplemental Codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Supplemental Code.

VI.	Amendments

Any amendments to this Supplemental Code must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Supplemental Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or regulation or this Supplemental Code, such matters shall not be disclosed to anyone other than the Board and the Audit Committee.

VIII.	Internal Use

The Supplemental Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE & FINANCIAL OFFICERS

Persons Covered by this Code
As of May 5, 2008

Eric T. Singer – President

Larry E. Beaver, Jr. – Treasurer

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE & FINANCIAL OFFICERS

 Congressional Effect Family of Funds

Covered Officer Affirmation of Understanding

In accordance with Section IV of the Code of Ethics for Principal Executive and Financial Officers (the “Code”), the undersigned Covered Officer of the Company (as defined in the Code) hereby affirms to the Board that the Covered Officer has received, read, and understands the Code.

Date:	February 20, 2009	/s/ Eric T. Singer
Covered Officer- Eric T. Singer, President

Date:	February 20, 2009	/s/ Larry E. Beaver, Jr.
Covered Officer – Larry E. Beaver, Jr., Treasurer

Exhibit C

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE & FINANCIAL OFFICERS
 Congressional Effect Family of Funds

Covered Officer Annual Affirmation

For the period January 1, 2011 to December 31, 2011

In accordance with Section IV of the Code of Ethics for Principal Executive and Financial Officers (the “Code”), the undersigned Covered Officer of the Company (as defined in the Code) hereby affirms to the Board that the Covered Officer, at all times during the period for which this affirmation is given, has complied with each of the requirements of the Code.

Date:	2/29/2012	/s/ Eric T. Singer
Covered Officer – Eric T. Singer
President

Date:	2/29/2012	/s/ Larry E. Beaver, Jr.
Covered Officer – Larry E. Beaver, Jr.
Treasurer